Exhibit 4.2

ZYNERBA PHARMACEUTICALS, INC.
 THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of May 6, 2014, by and among ZYNERBA PHARMACEUTICALS, INC. (f/k/a AllTranz, Inc.), a Delaware corporation (the “Company”), those individuals and entities identified on Exhibit A hereto as the “Investor Stockholders” and each individual or entity who from time to time enters into a counterpart to this Agreement agreeing to be bound by this Agreement as an Investor Stockholder (individually, each an “Investor Stockholder” and collectively, the “Investor Stockholders”), and those individuals and entities identified on Exhibit A hereto as the “Common Stockholders” and each individual or entity who from time to time enters into a counterpart to this Agreement agreeing to be bound by this Agreement as a Common Stockholder (individually, each a “Common Stockholder” and collectively, the “Common Stockholders”). Each of the Investor Stockholders and the Common Stockholder are sometimes referred to as a “Stockholder” and are collectively referred to as the “Stockholders.”

RECITALS

WHEREAS, as of the date hereof, the Company consummated a merger (the “Merger”) with BCM Partners IV, Corp., a Delaware corporation (“BCM”), pursuant to which the Company was the surviving entity and the separate corporate existence of BCM has ceased.

WHEREAS, certain of the Investor Stockholders purchased shares of the Series 1 Preferred Stock of BCM (the “Series 1 Investors”) pursuant to certain Series 1 Preferred Stock Subscription Agreements by and between BCM and such Stockholder (collectively with any Series 1 Preferred Stock Subscription Agreement that the Company, as the successor entity to BCM, may enter into after the date hereof, the “Subscription Agreements”) which such shares of Series 1 Preferred Stock of BCM were converted into shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”) on a one-for-one basis in the Merger;

WHEREAS, certain of the Stockholder received shares of Series 1 Preferred Stock in the Merger pursuant to an exchange of shares of the formerly issued and outstanding Common Stock, $0.001 (the “Common Stock”) of the Company (the “Exchange Stockholders”) held by such Stockholders;

WHEREAS, the Stockholders previously entered into the Second Amended and Restated Stockholders Agreement by and among themselves and the Company, dated as of October 12, 2012 (the “Second Amended Stockholders Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Merger and the Subscription Agreements, the Stockholders who were parties to the Second Amended Stockholder Agreement hereby desire to amend and restate the Second Amended Stockholders Agreement, and have agreed to enter into this Agreement amending the Second Amended Stockholders Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used herein shall have those meanings ascribed to them in Article 10 of this Agreement.

ARTICLE 2

PREEMPTIVE RIGHTS

2.1.                            Generally.  Subject to Section 2.7 below, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Stock, (ii) any other equity securities of the Company, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (iv) any debt securities convertible into equity securities of the Company (collectively, unless excluded by Section 2.7 below, the “Offered Securities”), unless in each such case the Company shall have first complied with this Agreement. The Company shall deliver to each Stockholder a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Offer”), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged (the “Offerees”), and (iv) offer to issue and sell to or exchange with each Stockholder (A) such portion of the Offered Securities as the aggregate number of shares of Common Stock held by such Stockholder on an as-converted basis bears to the total number of shares of Common Stock held by all Stockholders (after giving effect to such conversion) (the “Basic Amount”), and (B) any additional portion of the Offered Securities as such Stockholder shall indicate it will purchase or acquire should the other Stockholders subscribe for less than their Basic Amounts (the “Under-subscription Amount”), provided that the Under-subscription Amount shall be subject to reduction as set forth in Section 2.4 below. Each Stockholder shall have the right, for a period of thirty (30) days following delivery of the Offer, to purchase or acquire, at the price and upon the other terms specified in the Offer, the number of Offered Securities described above. The Offer by its term shall remain open and irrevocable for such 30-day period.

2.2.                            Acceptance.  To accept an Offer, in whole or in part, a Stockholder must deliver a written notice (the “Notice of Acceptance”) to the Company prior to the end of the 30-day period of the Offer, setting forth with respect to such Stockholder, the portion of such Stockholder’s Basic Amount that the Stockholder elects to purchase and, if the Stockholder shall elect to purchase all of its Basic Amount, the Under-subscription Amount (if any) that the Stockholder elects to purchase. A Stockholder may designate, at any time prior to actual purchase, any Affiliate of such Stockholder as the entity entitled to purchase all or a portion of such Stockholder’s Basic Amount (and/or any Under-subscription Amount right), provided that (i) such designee agrees to be bound by the terms of this Agreement in the same capacity as the Stockholder hereunder and (ii) the purchase of such Offered Securities by such designee does not violate the registration requirements of or require registration under the Securities Act or any applicable state securities laws. If the Basic Amounts subscribed for by all Stockholders are less than the total Offered Securities, then any Stockholder who has set forth an Under-subscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amount it has subscribed for, the Under-subscription Amount it has subscribed for; provided, however, that should the Under-subscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the “Available Under-subscription Amount”), each Stockholder who has subscribed for any Under-subscription Amount shall be entitled to purchase a pro rata portion of the Available Under-subscription Amount based on the number of shares of Common Stock held on an as-converted basis.

2.3.                            Sale by Company.  In the event that Notices of Acceptance are not given by Stockholders in respect of all the Offered Securities, the Company shall have up to 120 days from the expiration of the period set forth in Section 2.1 above to issue, sell or exchange all or any part of such Offered Securities as to which Notices of Acceptance have not been given by the Stockholders (the “Refused Securities”), but only to one or more of the Offerees and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

2.4.                            Decrease in Shares Sold.  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 2.3 above), then each Stockholder may, at its sole option and in its sole discretion by delivery of notice to the Company within ten (10) days of receipt of notice of such reduction, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Stockholder elected to purchase pursuant to Section 2.2 above multiplied by a fraction, (i) the numerator of which shall be the reduced number or amount of Offered Securities the Company proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Stockholders pursuant to Section 2.2 above prior to such reduction) and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any

Stockholder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Stockholders in accordance with Section 2.1 above.

2.5.                            Purchase of Shares. Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, or if there are no Refused Securities, on a date mutually agreeable to the Company and the Stockholders who have delivered Notices of Acceptances with respect to at least a majority of the Offered Securities, pursuant to Section 2.2 above, the Stockholders shall acquire from the Company, and the Company shall issue to the Stockholders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 2.4 above if the Stockholders have so elected, upon the terms and conditions specified in the Offer. The purchase by the Stockholders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and each Stockholder of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and Stockholders who will purchase at least a majority of such Offered Securities.

2.6.                            Shares not Sold.  Any Offered Securities not acquired by the Stockholders or the Offerees in accordance with Section 2.3 above may not be issued, sold or exchanged until they are again offered to the Stockholders in accordance with Section 2.1 above.

2.7.                            Exclusions from First Refusal Right.  The rights of the Stockholders under Sections 2.1 through 2.6, inclusive, shall not apply to the following securities and such securities (“Excluded Securities”), shall not be deemed “Offered Securities”:

(a)                                 Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision of shares of Common Stock;

(b)                                 Series 1 Preferred Stock issued as a stock dividend to holders of Series 1, or upon any subdivision of shares of Series 1 Preferred Stock;

(c)                                  the issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement, issued or issuable to current or former employees, officers or directors of, or consultants or advisers to, the Company pursuant to stock purchase or stock option plans (not to exceed 100,000 shares in the Company’s option pool) or similar arrangements approved by the Board of Directors and the Requisite Majority;

(d)                                 securities issued or issuable in connection with a bona fide non-equity financing transaction (e.g. equipment financing arrangements and bank lines of credit) that is approved by the Board of Directors, including a majority of the Series 1 Directors;

(e)                                  securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its Subsidiaries of all or substantially all of the stock or assets of any other entity in a transaction that is approved by the Board of Directors, including a majority of the Series 1 Directors;

(f)                                   shares of Common Stock issued in a Qualifying IPO;

(g)                                 shares of Series 1 Preferred Stock issued pursuant to the Subscription Agreements (including to shares issued subsequent to the date hereof); or

(h)                                 securities issued, sold or exchanged by the Company as to which the Requisite Majority has elected to designate as Excluded Securities.

2.8.                            Applicability of this Agreement to Offered Securities.  All Offered Securities issued, sold or exchanged pursuant to this Agreement as applicable, shall be subject to the terms of this Agreement unless otherwise determined by the Requisite Majority.

ARTICLE 3

RESTRICTIONS ON TRANSFER

3.1.                            Generally.  Any Transfer of any of the shares of Stock by a Common Stockholder, other than according to the terms of this Agreement, shall be void and transfer no right, title or interest in or to any such shares of Stock to the purported transferee. Moreover, no Transfers shall be valid unless and until the transferee shall have executed and delivered a counterpart of this Agreement.

3.2.                            Permitted Transfers.  A Common Stockholder may Transfer without compliance with Sections 3.3 through 3.5 of this Agreement, any or all of its, his or her shares of Stock to an Affiliate of such Common Stockholder, to his or her spouse or children or to a trust established for the benefit of his or her spouse, children or himself or herself, or dispose of them under his or her will or pursuant to a judicial decree or order (provided that, in each such case, the Company receives written notice of such Transfer, that this Agreement shall be binding upon each such transferee and, prior to the completion of such transfer, each transferee or his or her legal representative shall have executed documents assuming the obligations of the transferring Stockholder under this Agreement with respect to the transferred shares of Stock). Notwithstanding the foregoing, in the event of any Transfer pursuant to this Section 3.2 the transferor and the transferee(s) shall be jointly and severally liable as one Stockholder pursuant to this Agreement. The pledge of any shares of Stock by a Common Stockholder shall be permitted only with the approval of the Board of Directors, in its sole discretion.

3.3.                            Offer for Sale; Notice of Proposed Sale.  If any Common Stockholder (the “Transferring Party”) desires to Transfer any of its, his or her shares of Stock in any transaction other than pursuant to Section 3.2 of this Agreement, such Transferring Party shall first deliver written notice of such desire to do so (the “Notice”) to the Stockholders other than the Transferring Party (the “Other Stockholders”) and the Company. The Notice shall specify: (i) the name and address of the party to which the Transferring Party proposes to Transfer the shares of Stock (the “Offeror”), (ii) the number of shares of Stock the Transferring Party proposes to Transfer (the “Shares Proposed for Transfer”), (iii) the consideration per share of Stock offered by the Offeror to the Transferring Party for the proposed Transfer and (iv) all other material terms and conditions of the proposed transaction. The Notice shall be accompanied by a copy of the offer from the Offeror to the Transferring Party or such other evidence of the offer that is reasonably satisfactory to the Requisite Majority and the Company.

3.4.                            Option to Purchase.

(a)                                 Each Other Stockholder that is an Investor Stockholder (an “Other Investor Stockholder”) and the Company shall have the option to purchase all but not less than all of the Shares Proposed for Transfer. The Other Investor Stockholders shall have the first option (the “First Option”) to purchase all or any part of the Shares Proposed for Transfer for the consideration per share and on the terms and conditions specified in the Notice. The First Option must be exercised no later than fifteen (15) days after such Notice has been delivered. The Other Investor Stockholders shall have a right to purchase the Shares Proposed for Transfer on a pro rata basis according to the number of shares of Common Stock held by such Other Investor Stockholders on an as-converted basis. Such options shall be exercised by delivery of written notice to the Secretary of the Company. An Other Investor Stockholder may designate, at any time prior to actual purchase, any Affiliate of such Other Investor Stockholder as the entity entitled to purchase all or a portion of such Other Investor Stockholder’s pro rata portion of the Shares Proposed for Transfer (and/or any over-subscription pursuant to Section 3.4(b)), provided that (i) such designee agrees to be bound by the terms of this Agreement in the same capacity as the Other Investor Stockholder hereunder and (ii) the purchase of such Shares Proposed for Transfer by such designee does not violate the registration requirements of or require registration under of the Securities Act or any applicable state securities laws.

(b)                                 In the event options to purchase have been exercised by the Other Investor Stockholders with respect to some but not all of the Shares Proposed for Transfer, those Other Investor Stockholders who have exercised their options within the fifteen (15) day period specified in Section 3.4(a) shall have an additional option, for a period of five (5) days next succeeding the expiration of such fifteen (15) day period, to purchase all or any part of the balance of such Shares Proposed for Transfer on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Other Investor Stockholders that choose to exercise the last-mentioned option for a total number of shares of Stock in excess of the number available, the shares of Stock available for each such Other Investor Stockholders’ option shall be allocated pro rata based on the number of shares of Common Stock owned by the Other Investor Stockholders so electing on an as-converted basis.

(c)                                  In the event options to purchase have been exercised by the Other Investor Stockholders with respect to less than all of the Shares Proposed for Transfer pursuant to Section 3.4(a) and Section 3.4(b), the Other Common Stockholders (the “Other Common Stockholders”) shall have an option, for a period of five (5) days next succeeding the expiration of the five (5) day period specified in Section 3.4(b), to purchase all or any part of the balance of such Shares Proposed for Transfer on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Other Common Stockholders that choose to exercise the last-mentioned option for a total number of shares of Stock in excess of the number available, the shares of Stock available for each such Other Common Stockholders’ option shall be allocated pro rata based on the number of shares of Common Stock owned by the Common Investor Stockholders so electing.

(d)                                 In the event that (i) the Investor Stockholders do not exercise their option, pursuant to Section 3.4(b) with respect to all of the remaining Shares Proposed for Transfer within such second five (5) day period, and (ii) the Other Common Stockholders do not exercise their option pursuant to Section 3.4(c) with respect to all of the remaining Shares Proposed for Transfer within their respective five (5) day periods, the Company may elect within ten (10) days succeeding the expiration of such second five (5) day period specified in Section 3.4(c), to purchase all or any part of the Shares Proposed for Transfer not purchased by the Investor Stockholders (the “Remaining Shares”). In such case the Company shall deliver written notice of such purchase to the Transferring Party.

(e)                                  If the options to purchase the Shares Proposed for Transfer are exercised in full by the Investor Stockholders and/or the Company, the Secretary of the Company shall immediately notify all of the exercising Investor Stockholders of that fact.

(f)                                   In the event the Investor Stockholders and/or the Company duly exercise their option to purchase all or any part of the Shares Proposed for Transfer, the closing of such purchase shall take place at the offices of the Company on a single date agreed to among the Transferring Party and the purchasers of a majority of the Shares Proposed for Transfer, which date shall be not later than sixty (60) days after the expiration of the applicable relevant period pursuant to Section 3.4(a)-(d) above (the “Option Period”).

(g)                                 To the extent that the consideration proposed to be paid by the Offeror for the Shares Proposed for Transfer consists of property other than cash or a promissory note, the consideration required to be paid by the Company and/or the Investor Stockholders exercising their option to purchase may consist of cash equal to the value of such property, as determined in good faith by agreement of the Transferring Party and the purchasers of a majority of the Shares Proposed for Transfer. In the event that the parties are not able to determine the value of such property, the value of such property shall be determined by a panel of three appraisers whose decision shall be final and binding on the parties hereto. The Transferring Party shall choose one appraiser; the purchasers of a majority of the Shares Proposed for Transfer shall choose the second appraiser; and the two so selected shall select and designate a third appraiser. The value of the property shall be equal to the average of the values determined by the three appraisers. The fees and expenses of all such appraisers shall be borne equally by the Transferring Party on one hand and by the Company and/or the Investor Stockholders acquiring such Shares Proposed for Transfer on the other hand.

3.5.                            Sale to Offeror; Closing.  If the Company and/or the Other Stockholders do not exercise their options to purchase all of the Shares Proposed for Transfer within the Option Period, then all unexercised options of the Company and the Other Stockholders to purchase such Shares Proposed for Transfer shall terminate and, subject to the provisions in Section 3.1, the Transferring Party may sell to the Offeror, on the terms and conditions set forth in the Notice, all of the Shares Proposed for Transfer that are not subject to such exercised options, provided that (a) the transaction contemplated by the Notice shall be consummated not later than ninety (90) days after the expiration of the Option Period and (b) the Offeror agrees to be bound by the terms of this Agreement in the same capacity as the Transferring Party.

3.6.                            Co-Sale Rights. Upon the proposed occurrence of a Co-Sale Transaction, any one or more of the Stockholders may demand that the effectiveness of the Co-Sale Transaction be conditioned upon the right of such Stockholder(s) to sell to the Person acquiring shares of Stock or other securities of the Company (the “Co-Sale Purchaser”) all or any part of such Stockholder(s)’ shares of Stock and other securities of the Company (a “Co-Sale”), provided that such Stockholder(s) deliver(s) written notice to the Stockholders transferring shares of Stock or other securities of the Company in the Co-Sale Transaction (the “Transferring Co-Sale Stockholders”) to the Co-Sale Purchaser of such demand stating the number and kind of shares of Stock and other securities it so wishes to sell within forty-five (45) days after having received notice from the Transferring Co-Sale Stockholders that a proposed sale of shares of Stock or other securities of the Company would constitute a Co-Sale Transaction. The price for such Stockholder(s)’ shares of Stock and other securities of the Company shall be equal to the per share price to be paid in the Co-Sale Transaction provided, however, that the proceeds from the Co-Sale Transaction be reallocated among such Stockholders and the Transferring Co-Sale Stockholders such that such Stockholders and the Transferring Co-Sale Stockholders shall be entitled to receive such portion of the proceeds as if the proceeds were distributed pursuant to the rights and preferences set forth in the Certificate as in effect immediately prior to the entrance into the first agreement entered into in connection with, and prior to, such Co-Sale Transaction (giving effect to applicable orders of priority) and provided further that any such Stockholders and/or Transferring Co-Sale Stockholders who tender securities which represent the right to purchase shares shall be entitled to receive as consideration therefor the value of such shares (determined on the basis of the terms and conditions applicable to the Co-Sale Transaction taking into account the reallocation of the purchase price as aforesaid) purchasable on the basis thereof less the exercise price, if any, of the applicable security. The closing of the Co-Sale shall take place concurrently with the sale by the Transferring Co-Sale Stockholders to the Co-Sale Purchaser. If the Co-Sale Purchaser is unwilling or unable to purchase all of the shares of Stock and other securities such Stockholder(s) desire(s) to sell, neither the Company nor any Stockholders or Transferring Co-Sale Stockholders, shall enter into the Co-Sale Transaction.

3.7.                            Treatment of Sale Proceeds.  The proceeds of any sale made by any Transferring Co-Sale Stockholders without compliance with the provisions of Section 3.6 shall be deemed to be held in constructive trust in such amount as would have been due to the Stockholders desiring to sell shares of Stock or other securities if the Transferring Co-Sale Stockholders had complied with this Agreement.

ARTICLE 4

DRAG-ALONG OBLIGATIONS

4.1.                            Generally.

(a)                                 Each of the Stockholders (the “Participating Sellers”) hereby agrees, if requested by the holders of a majority of the outstanding shares of Common Stock and by the holders of a majority of the outstanding shares of Series 1 Preferred Stock, voting as a single class (such holders are hereinafter referred to as the “Drag-Along Stockholders”), to sell all of his or her shares of Stock and other securities of the Company to any other Person (the “Proposed Buyer”) in the manner and on the terms set forth in this Article 4 in connection with the sale by the Drag-Along Stockholders to the Proposed Buyer of all of the shares of Stock and other securities of the Company held by the Drag-Along Stockholders (a “Drag-Along Transaction”).

(b)                                 The obligations of the Drag-Along Stockholders pursuant to this Section 4.1 are subject to the satisfaction of the following conditions (unless waived in accordance with the terms of this Agreement):

(i)                                    upon the consummation of the Drag-Along Transaction, each of the Drag-Along Stockholders shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such Drag-Along Stockholders would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate as in effect immediately prior to the entrance into the first agreement entered into in connection with, and prior to, such Drag-Along Transaction (giving effect to applicable orders of priority);

(ii)                                if any holders of a class or series of capital stock are given an option as to the form of consideration to be received, each other holder of such class or series shall be given the same option;

(iii)                            the Drag-Along Transaction must be a bona fide, arms’ length transaction;

(iv)                             the Proposed Buyer must not be affiliated with any of the Drag-Along Stockholders, including without limitation, that the Proposed Buyer must not, directly or indirectly, be a stockholder, officer, director, partner, member or manager of any of the Drag-Along Stockholders;

(v)                                 prior to the Drag-Along Transaction, the Proposed Buyer must not, directly or indirectly, control, be controlled by, or be under common control with, any of the Drag-Along Stockholders;

(vi)                             if any Drag-Along Stockholder obtains in connection with the Drag-Along Transaction any contractual rights, such as registration rights, rights of co-sale, preemptive rights, and the like, each Participating Seller shall receive substantially commensurate contractual rights in connection with such Drag-Along Transaction;

(vii)                         no options, warrants or similar rights to acquire equity in the Proposed Buyer (or its parent) in the Drag-Along Transaction may be granted, issued or sold to any Stockholder unless granted, or issued to each Participating Seller on a pro rata basis (except for options granted to Drag-Along Stockholders who are employees of the Company), based on the proportion of outstanding Common Stock held by each Stockholder as of immediately prior to the consummation of the Drag-Along Transaction on an as-converted basis;

(viii)                     each holder of then currently exercisable rights to acquire capital stock of the Company (whether by exercise of a security, conversion of a security or otherwise) shall have thirty (30) days from the date of the receipt of the notice specified in Section 4.2 to exercise such rights prior to consummation of the Drag-Along Transaction;

(ix)                             no Participating Seller shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction and no Participating Seller shall be obliged to pay more than such Participating Seller’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the Proposed Buyer (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be capped at the total purchase price received by such Stockholder in such Drag-Along Transaction for such Stockholder’s Stock;

(x)                                 in the event that the Stockholders are required to provide any representations or indemnities in connection with the Drag-Along Transaction, each Stockholder shall not be liable for more than such Stockholder’s pro rata share (based upon the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price or consideration received by such Stockholder for such Stockholder’s Stock in such Drag-Along Transaction; and

(xi)                             each Stockholder shall only be obligated to make representations or warranties in any such Drag-Along Transaction as to such Stockholder’s (A) title and ownership of the Stock to be sold by such Stockholder, (B) authorization, execution and delivery of relevant documents by such Stockholder, and (C) the enforceability of relevant documents against such Stockholder.

4.2.                            Notice.  A “Drag-Along Notice” shall be delivered by a Stockholder who is a part of the Drag-Along Stockholders on behalf of all such Stockholders to the Participating Sellers. The Drag-Along Notice shall set forth the principal terms of the proposed Drag-Along Transaction insofar as it relates to the shares of Stock and other securities of the Company, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed Drag-Along Transaction.

4.3.                            Closing.

(a)                                 If the Drag-Along Stockholders consummate the Drag-Along Transaction, the Participating Sellers shall be bound and obligated to sell all of their shares of Stock and other securities of the Company in the Drag-Along Transaction on the same terms and conditions (except as otherwise contemplated by Section 4.3(b)) as the Drag-Along Stockholders sell their shares of Stock and other securities of the Company. The Drag-Along Stockholders agree that they will also take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Drag-Along Transaction expeditiously. If at the end of the one hundred eightieth (180th) day following the date of the Drag- Along Notice the Drag-Along Transaction has not been completed other than by reason of any failure of a Participating Seller to comply with its obligations under this Article 4, the Participating Sellers shall be released from their obligations under the Drag-Along Notice, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to have been furnished and the terms and provisions of this Article 4 separately complied with, in order to consummate a Drag-Along Transaction pursuant to this Article 4. All costs and expenses incurred by the Drag-Along Stockholders in connection with any proposed Drag-Along Transaction as to which a Drag-Along Notice shall have been properly given (whether or not consummated), including without limitation all attorneys’ fees and disbursements, all accounting fees and disbursements and all finders’ or brokerage fees or commissions, shall be paid by the Company.

(b)                                 Notwithstanding any other provision of this Agreement, in the event the consideration to be paid in exchange for shares of Stock and other securities of the Company in the proposed Drag-Along Transaction includes any securities and the receipt thereof by a Participating Seller which would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Drag-Along Transaction of any information other than such information as would be required under Regulation D promulgated under the Securities Act in an offering made pursuant to said Regulation D solely to “accredited investors” as defined in Regulation D, the Stockholders comprising the Drag-Along Stockholders shall use their commercially reasonable efforts to cause such Participating Sellers to receive as to the shares of Stock and other securities of the Company the same amount and kind of securities as the Drag- Along Stockholders to the extent of such receipt of securities, unless the Drag- Along Stockholders shall have elected to cause such requirements to have been complied with to the extent necessary to permit such Participating Seller to receive such securities, in which case it shall be a requirement of Drag-Along Transaction closing. The Participating Sellers shall be entitled to receive, in lieu thereof, against surrender of the shares of Stock and other securities of the Company (in accordance with Section 4.3(c)) which would have otherwise been transferred by such Participating Seller to the Proposed Buyer in the Drag-Along Transaction, an amount in cash equal to the fair market value of the securities which such Participating Sellers would otherwise have received (as determined in good faith by the Board of Directors in its sole discretion). In the event such requirements have been complied with to the extent necessary to permit such Participating Sellers to receive such securities, the Participating Sellers shall execute such documents and instruments, and take such other actions (including without limitation, if required by the Drag-Along Stockholders, agreeing to be represented, without cost to the Participating Sellers, during the course of such Drag-Along Transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Proposed Buyer or the Company shall reasonably request in order to permit such requirements to have been complied with; provided, however, that such actions shall not include any expenditure of funds by the Participating Sellers, it being understood that payment by the Participating Sellers of the fees and disbursements of any counsel the Participating Sellers may elect to retain shall be deemed not to constitute a required expenditure of funds for purposes of this provision.

(c)                                  At the closing of any Drag-Along Transaction under this Article 4, the Participating Sellers shall deliver the shares of Stock and other securities of the Company to be sold by them, duly endorsed for transfer with signature guaranteed, free and clear of any liens, against delivery of the applicable purchase price.

4.4.                            Stock Options. The parties agree that in connection with the Company’s issuance of options to purchase Stock the Company shall impose, to the extent permissible by law, obligations similar to the provisions in Sections 4.1, 4.2 and 4.3 on the holders of such options.

ARTICLE 5

[INTENTIONALLY OMITTED]

ARTICLE 6

GOVERNANCE

6.1.                            The Board

(a)                                 Voting Agreement.  Each Stockholder hereby agrees to vote its Stock and to take such action as a stockholder and, as the case may be, a director of the Company (each, a “Director”), including instructing any Director appointed by such Stockholders, to appoint, remove and reappoint Directors, in each case in accordance with this Section 6. The Company and the Stockholders shall take such action as is necessary to convene annual and/or special meetings of the Board of Directors and annual and/or special meetings of stockholders for the election of the Directors (or to act by written consent) in order to elect and re- elect the Directors in accordance with this Section 6.

(b)                                 Number of Directors. The number of Directors of the Company shall be fixed at five (5). The Board of Directors of the Company as of the date of this Agreement shall consist of those members as set forth in Section 6(c) below. The Chairman of the Board of Directors shall be determined by the Board of Directors, and shall always be a Series 1 Director. Any vacancies on the Board of Directors shall be filled in compliance with the Bylaws of the Company and this Section 6.

(c)                                  Initial Directors. The Board of Directors shall be elected at each annual meeting of Stockholders or at any special meeting of the Stockholders called for such purpose (or such an election may be accomplished by written consent), as follows:

The Persons designated as follows shall be elected to the Board at each meeting to elect, and pursuant to each consent executed for the purpose of electing, members of the Board of Directors:

A.                                    One (1) individual to serve as a “Common Director” designated by the holders of at least a majority of the then issued and outstanding shares of Common Stock, voting as a separate class, who shall initially be Audra Stinchcomb, for so long as she is serving as an employee of the Company; and

B.                                    Four (4) individuals to serve as “Series 1 Directors”,

(a) one (1) of whom shall be designated from time to time by holders of a majority of the then issued and outstanding shares of Series 1 Preferred Stock held by the Exchange Stockholders (who shall at all times be acceptable to holders of a majority of the outstanding shares of Series 1 Preferred Stock then outstanding and held by the Series 1 Investors) who shall not take office until the date that is ninety (90) days from the date hereof (unless otherwise agreed upon by holders of a majority of the outstanding shares of Series 1 Preferred Stock then outstanding and held by the Series 1 Investors and who shall initially be Steve Gailar, and who shall voluntarily resign as a director immediately prior to the effectiveness of a public offering of the Company’s common stock or upon the Company becoming subject to the reporting requirement of the Securities and Exchange Act of 1934, as amended; and

(b) three (3) of whom shall be designated from time to time by holders of a majority of the then issued and outstanding shares of Series 1 Preferred Stock held by the Series 1 Investors, who shall initially be Philip Wagenheim, and the other two seats shall initially be vacant, but one of whom (at the discretion of the Series 1 Directors designated pursuant to this Section 6.1(c)(B)(b)) shall be appointed Chairman of the Board in accordance with the Company’s Bylaws, who shall initially be Philip Wagenheim. It is hereby agreed upon and acknowledged that until such time as the other Series 1 Directors that are entitled to be designated pursuant to this Section 6.1(c)(B)(b) are designated and appointed, Philip Wagenheim (or, in the event of his removal, resignation, death or disability, such other Series 1 Director appointed pursuant to this Section 6.1(c)(B)(b)) will be entitled to vote for all such Series 1 Directors entitled to be designated pursuant to this Section 6.1(c)(B)(b) as if such directors had been designated and appointed.

Without limiting the generality of the foregoing, at each annual meeting of the Stockholders, and at each special meeting of the Stockholders called in accordance with the provisions of the Bylaws of the Company for the purpose of electing Directors of the Company, and at any time at which the Stockholders have the right to, or shall, elect Directors of the Company, then, and in each event, the Stockholders shall vote all shares owned by them (or shall consent in writing in lieu of a meeting of Stockholders, as the case may be) to set the number of, and to elect Persons as, Directors of the Company in accordance with this Section 6. The respective rights and obligations of the parties under this Section 6(c) and Section 10(e) below shall terminate upon the earlier of (i) the closing of a Qualified IPO, or (ii) the closing of a Deemed Liquidation Event.

(d)                                 Removal, Replacement Directors. If the Stockholder or Stockholders who elected to designate a Director pursuant to Section 6(c) gives notice at any time to the Company and the other Stockholders that the Director so designated is no longer their designee (or if such Stockholder(s) designee shall resign or be removed as a Director for any reason other than pursuant to an election in accordance with Section 6(c)), then the Stockholders shall take all such actions as are necessary to remove such Director and to replace such Director with a substitute Director designated by such Stockholder or Stockholders.

ARTICLE 7

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with the Investor Stockholders as follows:

7.1.                            Material Changes and Litigation.  The Company shall promptly notify the Investor Stockholders of any material adverse change in the business, assets or condition, financial or otherwise, of the Company, of any defaults by the Company under any material contracts to which the Company is a party, and of any litigation or governmental proceeding or investigation brought or, to the best of the Company’s knowledge, threatened against the Company, any officer, director, key employee or principal stockholder of the Company which, if adversely determined, would materially adversely affect the Company or its business, prospects, assets or condition, financial or otherwise.

7.2.                           Corporate Existence.  The Company shall maintain at all times its existence as a corporation incorporated and in good standing under the laws of the State of Delaware, and shall file all necessary documentation, tax returns, reports and related information required to maintain such existence.

7.3.                            Financial Statements and Other Information

(a)                                 The Company shall deliver to each Investor Stockholder:

(i)                                    within 90 days after the end of each fiscal year of the Company, an unaudited balance sheet of the Company as at the end of such year and unaudited statements of operations and of cash flows of the Company for such year, prepared in accordance with generally accepted accounting principles;

(ii)                                within 60 days after the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of operations and of cash flows of the Company for such quarter and for the current fiscal year to the end of such fiscal quarter, setting forth in comparative form the Company’s actual results for the corresponding periods in the prior fiscal year.

(iii)                            within 60 days after the end of each fiscal month, an unaudited balance sheet of the Company as at the end of such month, and unaudited statements of operation and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company’s actual results for the corresponding periods in the prior fiscal year;

(iv)                             as soon as available, but in any event within 30 days before commencement of each new fiscal year, a business plan and a budget (including a capital expenditures budget) for the new fiscal year; and

(v)                                 with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Stock, and, with the consent of the Requisite Majority, such other information and data as such Investor Stockholder may from time to time reasonably request, including, without limitation, management letters and press releases.

(b)                                 Financial statements shall be prepared on a consolidated basis if the Company then has any Subsidiaries. The financial statements delivered pursuant to clause (i) of paragraph (a) shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company regarding compliance by the Company with the terms of this Agreement.

7.4.                           Inspection of Books and Records.  The Company shall permit any Investor Stockholder, or any authorized representative thereof, to visit and inspect the properties of the Company, including corporate and financial records, and to discuss its business and finances with officers, key employees and accountants of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested. Any Investor Stockholder shall be entitled to audit the Company at such Investor Stockholder’s own expense during normal business hours following reasonable notice.

7.5.                            Insurance.  Upon the completion of a financing of not less than $1,000,000, the Company shall use reasonable best efforts to obtain and maintain (a) directors and officers insurance in an amount not less than $1,000,000, and (b) key person life insurance for Dr. Audra Stinchcomb in an amount not less than $1,000,000, with proceeds payable to the Company.

7.6.                            Expenses and Compensation of Directors

(a)                                 The Company shall promptly reimburse in full each director of the Company for all reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof, including, without limitation, reasonable travel and lodging expenses.

(b)                                 The Company may pay to members of the Board of Directors who are not employees of the Company (including the Series 1 Directors) compensation for their services pursuant to a compensation arrangement approved by the Board of Directors.

7.7.                            Reservation of Common Stock.  The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance pursuant to its obligations set forth in the Certificate.

7.8.                            Vesting of Options. All options, warrants and restricted stock granted under any Company’s stock incentive plan shall vest over a four year period or longer unless the written consent of the Requisite Majority is obtained.

ARTICLE 8NEGATIVE COVENANTS

Until such time as less than 20% of the shares of Series 1 Preferred Stock (as such number may be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring after the date hereof) that were issued pursuant to a Subscription Agreement no longer remain outstanding, the Company shall not take any Board Required Action without the prior written approval of a majority of the members of the Board of Directors.

ARTICLE 9

REGISTRATION RIGHTS

9.1.                            Required Registrations.

(a)                                 At any time after six (6) months after Company’s Initial Public Offering, an Investor Stockholder or Investor Stockholders holding in the aggregate at least a majority of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of the Registrable Shares owned by such Investor Stockholder or Investor Stockholders having an aggregate offering price (based on the then current market price or fair value) of $5,000,000 otherwise. If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Investor Stockholders to participate shall be conditioned on such Stockholders’ participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Investor Stockholders. Such Investor Stockholder shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investor Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Investor Stockholders may not be included in the offering, then all Investor Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. If the underwriter has not limited the number of Registrable Shares to be underwritten, the Company may include securities for its own account (or, with the consent of the holders of a majority of the Registrable Shares requested to be included in such registration, for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Shares that would otherwise have been included in such registration and underwriting will not thereby be limited. Thereupon, the Company shall, as expeditiously as possible, use its reasonable best efforts to effect the registration on Form S-1 (or any successor form) of all Registrable Shares which the Company has been requested to so register.

(b)                                 At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), an Investor Stockholder or Investor Stockholders holding in the aggregate at least a majority of the Registrable Shares may request the Company, in writing, to effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate offering price of at least $1,000,000 (based on the then current public market price). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all the Investor Stockholders. Such Investor Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Investor Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Investor Stockholders may not be included in the offering, then all such Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered.

If the underwriter has not limited the number of Registrable Shares to be underwritten, the Company may include securities for its own account (or, Registrable Shares requested to be, for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Shares that would otherwise have been included in such registration and underwriting will not thereby be limited. Thereupon, the Company shall, as expeditiously as possible, use its reasonable best efforts to effect the registration on Form S-3 (or such successor form) of all Registrable Shares which the Company has been requested to so register.

(c)                                  The Company shall not be required to effect more than two registrations pursuant to paragraph (a) above (excluding any registrations pursuant to which securities are sold by the Company) in which the number of Registrable Shares included in the offering was at least 80% of the Registrable Shares requested by the Investor Stockholders to be so included. In addition, the Company shall not be required to effect any registration pursuant to paragraph (b) above within six months after the effective date of any other Registration Statement of the Company.  The Company shall not be required to effect more than two registrations pursuant to paragraph (b) above during any twelve (12) month period.

(d)                                 If at the time of any request to register Registrable Shares pursuant to this Section 9.1, the Company is engaged or has fixed plans to engage within 30 days of the time of the request in a registered public offering as to which the Investor Stockholders may include Registrable Shares pursuant to Section 9.2 or is engaged in any other activity which, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request may not be exercised by the Company more than once in any two-year period.

9.2.                            Incidental Registration.

(a)                                 Whenever the Company proposes to file a Registration Statement (other than pursuant to Section 9.1 or pursuant to the registration statement for the Company’s initial public offering ) at any time and from time to time, it will, prior to such filing, give written notice to all Investor Stockholders of its intention to do so and, upon the written request of an Investor Stockholder or Investor Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its reasonable best efforts to cause all Registrable Shares which the Company has been requested by such Investor Stockholder or Investor Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Investor Stockholder or Investor Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 9.2 without obligation to any Investor Stockholder.

(b)                                 In connection with any registration under this Section 9.2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such registration unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement). If in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Company shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein; provided that no persons or entities other than the Company and the Investor Stockholders shall be permitted to include securities in the offering and, unless such offering is the Initial Public Offering, the number of Registrable Shares to be included in such offering shall not be less than 30% of the Registrable Shares requested by the Investor Stockholders to be so included. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration shall participate in the registration pro rata based on their total ownership of shares of Common Stock (giving effect to the conversion or reclassification into Common Stock of all securities convertible or re-classifiable therein).

9.3.                            Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a)                                 promptly file with the Commission a Registration Statement with respect to such Registrable Shares and use its reasonable best efforts to cause that Registration Statement to become effective;

(b)                                 as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or 120 days after the effective date thereof;

(c)                                  as expeditiously as possible furnish to each selling Investor Stockholder such reasonable numbers of copies of the prospectus and the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Investor Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Investor Stockholder;

(d)                                 as expeditiously as possible use its reasonable best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Investor Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Investor Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Investor Stockholders; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

(e)                                  furnish to each prospective selling Investor Stockholder (i) a signed counterpart of an opinion of counsel for the Company delivered to the underwriters, dated the effective date of the Registration Statement, and (ii) a “comfort” letter delivered to the underwriters and signed by the independent auditors of the Company who have certified the Company’s financial statements included in the Registration Statement, covering substantially the same matter with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of issuer’s counsel and in “comfort” letters delivered to the underwriters in underwritten public offerings of securities.

If the Company has delivered preliminary or final prospectuses to the selling Investor Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Investor Stockholders and, if requested, the selling Investor Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Investor Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Investor Stockholders shall be free to resume making offers of the Registrable Shares.

9.4.                            Allocation of Expenses.  The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration under Section 9.1 is withdrawn at the request of the Investor Stockholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investor Stockholders after the date on which such registration was requested) and if the requesting Investor Stockholders elect, by majority vote of the securities registered for such Investor Stockholders, not to have such registration counted as a registration requested under Section 9.1, the requesting Investor Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section 9.4, the term “Registration Expenses” shall mean all expenses reasonably incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Investor Stockholders to represent the selling Investor Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Investor Stockholders’ own counsel (other than the counsel selected to represent all selling Investor Stockholders).

9.5.                            Indemnification and Contribution.

(a)                                 In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

(b)                                 In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectuses, amendment or supplement; provided, however, that the obligations of such Investor Stockholders hereunder shall be limited to an amount equal to the proceeds to each Investor Stockholder of Registrable Shares sold in connection with such registration.

(c)                                  Each party entitled to indemnification under this Section 9.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.5. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of each other Indemnified Party.

(d)                                 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Investor Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 9.5; then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.5(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.5(d). The amount paid or payable by an Indemnified Party as result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or, except as provided in Section 9.5(c), defending any such action or claim. Notwithstanding the provisions of this Section 9.5(d), (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentations.

9.6.                            Indemnification With Respect to Underwritten Offering.  In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 9.1, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

9.7.                            Information by Holder. Each Investor Stockholder including Registrable Shares in any registration shall furnish to the Company such information regarding such Investor Stockholder and the distribution proposed by such Investor Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

9.8.                            “Stand-Off” Agreement.  Each Stockholder, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Stock or other securities of the Company held by such Stockholder for a specified period of time (not to exceed 180 days) following the effective date of such Registration Statement; provided that:

(a)                                 such agreement shall only apply to the first Registration Statement covering the sale of Common Stock of the Company to the public in an underwritten offering; and

(b)                                 all Stockholders holding not less than the number of shares of Common Stock held by such Stockholder (including shares of Common Stock issuable upon the conversion or reclassification of shares of Stock, or other convertible securities, or upon the exercise of options, warrants or rights) and all officers and directors of the Company enter into similar agreements.

9.9.                            Rule 144 Requirements.  After the effective date of the first Registration Statement filed by the Company for an offering of its securities to the public, the Company agrees to:

(a)                                 make and keep public information available in compliance with the requirements of Rule 144 under the Securities Act;

(b)                                 use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  furnish to a holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

9.10.                     Termination of Registration Rights.  An Investor Stockholder’s registration rights shall expire upon the earliest of (a) five (5) years after consummation of the Company’s Initial Public Offering and the Company is subject to the provisions of the Exchange Act, (b) all Registrable Shares held by and issuable to such Investor Stockholder (and its Affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period, or (c) a Deemed Liquidation Event (as defined in the Certificate).

9.11.                     Transfers of Rights.  The registration rights of each Investor Stockholder hereunder, along with its obligations related thereto, may be assigned by such Investor Stockholder, in whole or in part, to any person or entity to which shares of Stock are transferred by such Investor Stockholder, and such transferee shall be deemed an “Investor Stockholder” for purposes of this Agreement generally and this Article 9 specifically) provided that the Investor Stockholder or the transferee provides written notice of such assignment to the Company and the transferee executes and delivers a counterpart to this Agreement agreeing to be bound by the terms of this Agreement as an Investor Stockholder.

9.12.                     Registration Rights to Third Parties.  The Company shall not without the written consent of the holders of at least a majority of the Registrable Shares grant to any third party or group of parties rights with respect to registration of shares of Stock under the Securities Act except for registration rights that are subordinate to the registration rights of the holders of the Registrable Securities under this Article 9.

ARTICLE 10
DEFINITIONS

10.1.                     “Affiliate” means, with respect to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. “Affiliate” also means, with respect to the general partner or manager of any venture capital fund or other investment entity, any other venture capital fund or investment entity that is managed or advised by the same or any Affiliate thereof.

10.2.                     “Available Under-subscription Amount” has that meaning set forth in Section 2.2 of this Agreement.

10.3.                     “Basic Amount” has that meaning set forth in Section 2.1 of this Agreement.

10.4.                     “Board of Directors” means the board of directors of the Company.

10.5.                     “Board Required Actions” means any one of the following actions:

(a)                                 the making of a loan or advance to, or the guaranty of any indebtedness of, any Person in excess of an aggregate $10,000 to any such Person;

(b)                                 any material modification to the compensation payable to any officer or key employee of the Company;

(c)                                  the making of any expenditure in excess of $5,000 which such expenditure shall also require the approval of the Chairman of the Board;

(d)                                 the sale, other disposition or licensing of any Intellectual Property Rights of the Company or any Subsidiary other than pursuant to licenses from or licenses to third parties containing terms and conditions in substantial conformance with standard terms and conditions for such licenses which have been approved by the Board of Directors including a majority of the Series 1 Directors;

(e)                                  any material change to the nature of the Company’s business from the development, licensing, and sale of pharmaceutical products relating to and/or delivery systems;

(f)                                   any action whereby the Company will incur, assume or otherwise become or remain liable with respect to, indebtedness in excess of $100,000; or

(g)                                 the approval of the annual budget of the Company.

10.6.                     “Bylaws” means the Company’s by-laws, as amended from time to time.

10.7.                     “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as further amended and restated from time to time.

10.8.                     “Chairman” has that meaning set forth in Section 6.1 of this Agreement.

10.9.                     “Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

10.10.              “Common Stock” means the Common Stock, $0.001 par value, of the Company.

10.11.              “Common Stockholders” has that meaning set forth in the introductory paragraph of this Agreement.

10.12.              “Company” means Zynerba Pharmaceuticals, Inc., a Delaware corporation formerly known as AllTranz, Inc., and its successors and assigns.

10.13.              “Corporation Law” means the Delaware Business Corporation Law, as amended.

10.14.              “Co-Sale” has that meaning set forth in Section 3.6 of this Agreement.

10.15.              “Co-Sale Purchaser” has that meaning set forth in Section 3.6 of this Agreement.

10.16.              “Co-Sale Transaction” means a transaction whereby shares of Stock or other securities of the Company representing either a majority of the voting power of the Company or a majority of the outstanding Common Stock on an as-converted basis become beneficially owned by a single Person (including Affiliates of such Person).

10.17.              “Drag-Along Notice” has that meaning set forth in Section 4.2 of this Agreement.

10.18.              “Drag-Along Stockholders” has that meaning set forth in Section 4.1 of this Agreement.

10.19.              “Drag-Along Transaction” has that meaning set forth in Section 4.1 of this Agreement.

10.20.              “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

10.21.              “Excluded Securities” has that meaning set forth in Section 2.7 of this Agreement.

10.22.              “First Option” has that meaning set forth in Section 3.4 of this Agreement.

10.23.              “Indemnified Party” has that meaning set forth in Section 9.5 of this Agreement.

10.24.              “Indemnifying Party” has that meaning set forth in Section 9.5 of this Agreement.

10.25.              “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten public offering of Common Stock under the Securities Act.

10.26.              “Intellectual Property Rights” means patents, trademarks, service marks, trade names, copyrights trade secrets or proprietary rights, or any interest therein.

10.27.              “Investor Stockholder” has that meaning set forth in the introductory paragraph of this Agreement.

10.28.              “Notice” has that meaning set forth in Section 11.6 of this Agreement.

10.29.              “Notice of Acceptance” has that meaning set forth in Section 2.2 of this Agreement.

10.30.              “Offer” has that meaning set forth in Section 2.1 of this Agreement.

10.31.              “Offeree” has that meaning set forth in Section 2.1 of this Agreement.

10.32.              “Offered Securities” has that meaning set forth in Section 2.1 of this Agreement.

10.33.              “Offeror” has that meaning set forth in Section 3.3 of this Agreement.

10.34.              “Option Period” has that meaning set forth in Section 3.4 of this Agreement.

10.35.              “Organizational Documents” means the Certificate and Bylaws.

10.36.              “Other Common Stockholder” has that meaning set forth in Section 3.4 of this Agreement.

10.37.              “Other Investor Stockholder” has that meaning set forth in Section 3.4 of this Agreement.

10.38.              “Other Stockholder” has that meaning set forth in Section 3.3 of this Agreement.

10.39.              “Participating Sellers” has that meaning set forth in Section 4.1 of this Agreement.

10.40.              “Person” means any individual, limited liability company, partnership (general or limited), corporation, trust, estate, association, or other entity.

10.41.              “Proposed Buyer” has that meaning set forth in Section 4.1 of this Agreement.

10.42.              “Qualifying IPO” means (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $10,000,000 of gross proceeds to the Company and at a per share price of at least two (2) times the Series 1 Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), (b) the consummation of a reverse merger of the Company with or into a public company that results in gross proceeds to the Corporation of at least $10,000,000, or (c) the date on which the number of holders of record of a class of equity securities of the Company exceeds nineteen hundred ninety-nine (1,999).

10.43.              “Refused Securities” has that meaning set forth in Section 2.3 of this Agreement.

10.44.              “Registrable Shares” means (a) the shares of Common Stock issued or issuable upon conversion of any Preferred Stock and (b) any other shares of Common Stock issued in respect of such shares of Common Stock issued upon such conversion (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (x) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (y) upon any sale in any manner to a person or entity which, by virtue of Section 9.12 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock into which shares of Series 1 Preferred Stock may be converted.

10.45.              “Registration Expenses” means the expenses described in Section 9.4.

10.46.              “Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

10.47.              “Remaining Shares” has that meaning set forth in Section 3.4 of this Agreement.

10.48.              “Requisite Majority” means the holders of at least a majority of the then- outstanding shares of Series 1 Preferred Stock, voting as a separate class.

10.49.              “Second Amended and Restated Stockholders Agreement” has that meaning set forth in the Recitals.

10.50.              “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

10.51.              “Series 1 Director” has that meaning set forth in the Certificate.

10.52.              “Series 1 Preferred Stock” means the Series 1 Preferred Stock, $0.001 par value, of the Company.

10.53.              “Shares Proposed for Transfer” has that meaning set forth in Section 3.3 of this Agreement.

10.54.              “Stock” means shares of Common Stock and Series 1 Preferred Stock.

10.55.              “Stockholders” has that meaning set forth in the introductory paragraph of this Agreement.

10.56.              “Subscription Agreements” has that meaning set forth in the Recitals.

10.57.              “Subsidiary” means any entity 50% or more of whose securities are owned by the Company or as to which the Company has the right to elect a majority of the members of the board of directors or similar governing body.

10.58.              “Transfer” means any sale, transfer or other disposition of any shares of Stock, or of any interest in such shares of Stock, whether voluntary or by operation of law.

10.59.              “Transferring Co-Sale Stockholders” has that meaning set forth in Section 3.6 of this Agreement.

10.60.              “Transferring Party” has that meaning set forth in Section 3.3 of this Agreement.

10.61.              “Under-subscription Amount” has that meaning set forth in Section 2.1 of this Agreement.

ARTICLE 11

GENERAL PROVISIONS

11.1.                     Legends.

(a)                                 The following legends shall appear on the back of any certificate for shares of Stock issued by the Company to the Stockholders:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SHARES OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SHARES, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY PURCHASER, ASSIGNEE, TRANSFEREE, PLEDGEE OR OTHER SUCCESSOR TO ANY HOLDER HEREOF IS BOUND BY THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH WILL BE MAILED, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR DIRECTED TO THE SECRETARY OF THE COMPANY.

(b)                                 A legend substantially as set forth below shall appear on the back of any certificate for shares of Stock issued to any person not a party to this Agreement:

THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT THE TERMS OF WHICH MAY AFFECT THE RIGHTS OF STOCKHOLDERS NOT A PARTY THERETO. THE COMPANY WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO ANY REGISTERED HOLDER OF ANY OF ITS CAPITAL STOCK, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER A WRITTEN REQUEST THEREFOR IS RECEIVED BY THE SECRETARY OF THE COMPANY.

11.2.                     Amendment; Termination.  Except as otherwise provided specifically in this Agreement, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, only by a writing which refers to this Agreement and which is executed by (a) the Company and (b) the Requisite Majority; provided, however, in the event that any amendment or waiver, based solely on a reading of the explicit terms thereof, would alter, change, or waive the rights and obligations of the Exchange Stockholders in a manner that is materially and adversely different than, and disproportionate to, the treatment by such amendment or waiver of the rights of the Series 1 Investors as set forth herein, then such amendment or waiver shall also require the written consent of such adversely affected Exchange Stockholder; provided further, that the right to designate a director pursuant to Article VI, may not be amended, terminated or waived without the prior written consent of the Person(s) entitled under the applicable paragraph of Article VI to designate such director. Notwithstanding the foregoing, Articles 2, 3, 4, 5, 6, 7 and 8 of this Agreement shall terminate and be of no further force and effect immediately prior to the closing of a Qualifying IPO. Any amendment, termination or waiver effected in accordance with this Section 11.2 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

11.3.                     Effect of Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Company and shall be binding upon and inure to the benefit of the other parties hereto and any person who acquires shares of Stock from the Company or from a party hereto in accordance with the terms of this Agreement (including, without limitation, pursuant to the provisions of Articles 2 and 3 of this Agreement). Unless approved by the Requisite Majority, the Company shall not issue any certificate for shares of Stock to any person until such person shall have first executed and delivered a copy of this Agreement. No party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement except in connection with a transfer of its shares of Stock which complies in all respects with the terms of this Agreement and the Organizational Documents.

11.4.                     Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Delaware. In the event of a dispute involving this Agreement, each party irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Jefferson County, Kentucky.

11.5.                     Counterparts.  This Agreement may be executed in two or more counterparts, including counterparts delivered by electronic means, each of which shall be deemed an original but all of which shall constitute the same Agreement.

11.6.                     Notices.  All notices, elections and other communications pursuant to this Agreement shall be made in writing and sent to (a) the Company at its principal business address or (b) to any Stockholder at the address as shown on the books and records of the Company and shall be deemed to be received the second business day following deposit with an overnight mail or courier service, the date of receipt of electronic confirmation of receipt of an electronic mail or facsimile message or one week after being sent by regular or certified mail, postage prepaid.

11.7.                     Entire Agreement.  Except as expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement embodies the entire agreement in relation to its subject matter, and supersedes all prior agreements and negotiations. Upon the effectiveness of this Agreement, the Second Amended and Restated Stockholders Agreement shall be amended and restated in full and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

11.8.                     Severability.  Each Section, Article and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of is Agreement shall finally be determined to be unlawful, all of such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

11.9.                     Construction.  The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in is Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

11.10.              Limited Proxy.  Each Stockholder hereby grants to any designee of the Board of Directors an irrevocable proxy, coupled with an interest, to vote all stock or other securities of the Company held by such Stockholder and to take such other actions to the extent necessary to carry out any of the provisions of this Agreement to the extent such Stockholder fails to carry out such actions; provided however, the proxy may only be used by such designee with the consent of the Requisite Majority.

11.11.              Share Ownership.  As of the date of this Agreement, each Stockholder represents and warrants that it owns of record and beneficially the number of shares of Common Stock or Series 1 Preferred Stock set forth on Exhibit A hereto.

11.12.              Waiver of Past Non-Compliance. By their signatures below, the Stockholders hereby waive all non-compliance with past actions or in-actions by the Company and ratify all of the Company’s actions.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Agreement, by their duly authorized representatives and officers, have executed this Agreement as of the date and year first above written.

“Company”

ALLTRANZ, INC., a Delaware corporation

By:	/s/ Philip Wagenheim

Name:	Philip Wagenstein
President

IN WITNESS WHEREOF, the parties to this Agreement, by their duly authorized representatives and officers, have executed this Agreement as of the date and year first above written.

Investor Stockholders

/s/ Michael Rapoport

By:	Michael Rapoport

IN WITNESS WHEREOF, the parties to this Agreement, by their duly authorized representatives and officers, have executed this Agreement as of the date and year first above written.

Exchange Stockholders

By:

IN WITNESS WHEREOF, the parties to this Agreement, by their duly authorized representatives and officers, have executed this Agreement as of the date and year first above written.

Common Stockholders

BCM Partners IV, Corp.

By:	/s/ Philip Wagenheim

Print Name:	Philip Wagenheim

Title:	President

EXHIBIT A

(as of September 5, 2014)

INVESTOR STOCKHOLDERS	SHARES OF SERIES 1 PREFERRED STOCK
KENTUCKY SEED CAPITAL FUND I, L.P.	178,119
COMMONWEALTH SEED CAPITAL, LLC	165,629
KENTUCKY SCIENCE & TECHNOLOGY CORPORATION	114,673
JAMES R. BOYD	3,328
PAUL S. KELLEY	831
ESTATE OF RICHARD W. FURST	832
TOM JAMESON	832
RONALD E. BINGHAM	836
DAVID D. CRUSE	837
WILLIAM S. HOWARD	835
GBK INVESTMENTS, LP	832
ROBERT L. MCINTYRE	837
JAMES D. SMITH	4,327
KENTUCKY TECNOLOGY, INC.	16,257
SCOTT S. SMITH	830
SEAN S. SMITH	831
STEWART SMITH	845
BARRETT GLOVER, LLC	844
EDWARD D. AND SHARON S. BULLARD, JTWROS	7,165
HALL, JOHN	4,337
MILLER FAMILY HOLDING COMPANY, LLC	7,470
ROBERT MUDD	4,365
JUDD BERLIN	46,425
RUSSELL KING	54,089
TRIC INVESTMENTS LLC	4,365
CARLHERDE	8,984
DENIS BROWN	1,746
PHIL MATTINGLY	1,746
SAUNDERS CAPITAL GROUP PROFIT SHARING PLAN	1,746
MICHAEL RAPOPORT	945,000
EXCHANGE STOCKHOLDERS
HENRY KUEHN	1,054
RICK D’AUGUSTINE	2,662
AIMEE COUSOULIS	1,069
METACYTE	73,509
SKIP DEDERICK	6,915

COMMON STOCKHOLDERS	SHARES OF COMMON STOCK
AUDRA STINCHCOMB	600,000
BCM X1 HOLDINGS LLC	1,444,483
BCM X7 HOLDINGS LLC	118,125
DELAVACO HOLDINGS, INC.	96,299